Exhibit 18.1

Preferability Letter of Independent Registered Public Accounting Firm

March 30, 2012

Board of Directors of The Castle Group, Inc.:

Ladies and Gentlemen:

We have audited the consolidated balance sheets of The Castle Group, Inc. (the “Company”) as of December 31, 2011 and 2010, and the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, cash flows and for each of the years in the two-year period ended December 31, 2011, and have reported thereon under date of March 30, 2012. The aforementioned consolidated financial statements and our audit report thereon are included in the Company’s annual report on Form 10-K for the year ended December 31, 2011. As stated in Note 12 to the consolidated financial statements, the Company changed its policy for accounting for personnel costs incurred in hotel and resort management operations that are contractually paid with funds belonging to resort and hotel ownership. Prior to the change, the Company recognized such costs on a net basis under the agent provisions of FASB ASC 605-45-45 Principal Agent Considerations resulting from the owners’ position as the primary obligor and the lack of credit risk incurred by the Company.  In an effort to promote greater comparability and consistency with industry practices and other companies within the industry, the Company now reports such costs on a gross basis and recognizes revenue in an amount equal to the expenses incurred.  As a result of this change in accounting policy, there is no change to the previously reported net income, stockholders’ equity, or cash flows for the years ended December 31, 2011 and 2010.  In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/ Mantyla McReynolds LLC